Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record First Quarter Net Earnings

MACON, Ga., April 17, 2007 – Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced record financial results for the first quarter of 2007.  Compared with the first quarter of 2006, the Company achieved a 78% increase in net earnings and a 22% increase in diluted earnings per share.

For the first quarter of 2007, net earnings increased to $1,883,000 compared to $1,060,000 a year earlier.  Diluted earnings per share increased to $0.44 from $0.36 a year ago.

Mark Stevens, President & CEO, stated, “The first quarter produced record earnings and growth.  Our corporate strategy of balancing earnings and growth continues to be successful.  Our highly motivated management team and employees are responsible for our success and remain committed to our ‘Core of Excellence’ philosophy throughout our organization.”

“We now operate fourteen retail banking centers in eight Georgia counties and added a loan production office in fast-growing Lowndes County, Georgia during the first quarter.  We are formulating plans to expand our Lowndes County presence and presently have two parcels of land under contract to construct full service branches”, Stevens said.

On January 31, 2007, the Company completed the acquisition of First Community Bank of Georgia, a community bank with approximately $69.3 million in assets, $50 million in loans and $58.6 million in deposits located in the Middle Georgia cities of Roberta, Lizella, and Byron.  For the quarter ending March 31, 2007, the Company’s balance sheet includes balances from the First Community acquisition and the statement of earnings includes two months of operations from those three branches.

At March 31, 2007, total gross loans were $628.0 million, up $95 million or 18%, from December 31, 2006.  This increase is partly due to $50.0 million in loans from the Company’s acquisition of First Community.  “Strong loan demand continues to drive our earnings.  Loan demand remains robust in all markets and credit quality remains a top priority for our organization”, Stevens said.  The Company’s assets grew by 16% and ended the quarter at $781,078,000 compared to $671,075,000 at December 31, 2006.

On April 16, 2007, the Company began trading on the NASDAQ Global Market under the symbol “ASFN.”  “This will take us to a new level as we seek to improve the liquidity of our stock.  We think this is a positive step for our shareholders as we continue to remain focused on increasing shareholder value by balancing growth and earnings”, Stevens said.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates eight banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia and a loan production office in Valdosta, Georgia.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.